September 21, 2009

NeoStem, Inc. 420 Lexington Avenue, Suite 450 New York, NY 10170

Re:           Registration Statement on Form S-4 (Registration Number 333-160578)

Ladies and Gentlemen:

We have acted as counsel to NeoStem, Inc., a Delaware corporation (“Parent”), in connection with the proposed merger (the “Merger”) of China Biopharmaceuticals Holdings, Inc., a Delaware corporation (“CBH”), with and into CBH Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to the Agreement and Plan of Merger, dated as of November 2, 2008, as amended through the date hereof, by and among Parent, Merger Sub, CBH, and China Biopharmaceuticals Corp., a British Virgin Islands corporation (“CBC”) (the “Agreement”).

This opinion is being delivered in connection with the filing of a registration statement on Form S-4, including the joint proxy statement/prospectus (the “Proxy Statement/Prospectus”) contained therein, filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the Merger.  All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

For purposes of the opinion set forth below, we have examined and, with the consent of CBH and the consent of Parent, relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus contained in the Registration Statement, the written certificates (the “Certificates”) from officers of each of Parent and CBH verifying certain relevant facts that have been represented to us, and such other documents as we have deemed necessary and appropriate for the purposes of this opinion.  In our examination of documents, we have assumed that all documents submitted to us as copies faithfully reproduce the original thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

We have assumed, with your consent, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements of fact concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, (iii) the representations made by CBH and Parent in their respective Certificates are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement or the Certificates “to the knowledge of,” or based on the belief of, CBH and Parent or similarly qualified are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, in each case without such qualification.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement, except for the portion entitled “MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO CBH OF THE TRANSFER OF STOCK OF CBC.”  Based upon and subject to the assumptions, limitations and qualifications set forth above and in such discussion, such discussion constitutes our opinion as to the material U.S. federal income tax consequences of the Merger.

We express no opinion as to the U.S. federal income tax consequences of any other transaction, including the transfer of stock of CBC.  We also do not express an opinion under any state, local, or foreign laws, or with respect to other areas of U.S. federal taxation.

The opinion expressed herein is based upon our analysis of the Code, the U.S. Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (the “Service”), and judicial decisions as of the date hereof and represents our best legal judgment as to the matters addressed herein.  Our opinion, however, is not binding on the Internal Revenue Service or the courts.  Accordingly, no complete assurance can be given that the opinion expressed herein, if contested, would be sustained by a court.  Moreover, the authorities upon which our opinion is based are subject to change, possibly on a retroactive basis, and any such change could affect the opinion rendered herein.  No ruling has been (or will be) sought from the Service by CBH or Parent as to the matters set forth herein.

We are furnishing this opinion to you solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Lowenstein Sandler PC